EXHIBIT 3(i)(c)

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation.

ARTICLE ONE

The name of the corporation is Net Master Consultants, Inc.

ARTICLE TWO

The following amendment to the Articles of Incorporation, dated December 27, 1988, was adopted by the stockholders of the corporation on October 18, 2002.

This amendment deletes Article I of the Articles of Incorporation in its entirety, providing for a new Article I, as set forth below; and includes a description of the stockholders approval of a one for ten (1:10) reverse split of the corporation's common stock, as detailed in these Articles of Amendment to the Articles of Incorporation as Article Four herein.

The amendment deletes the language in Article I of the Articles of Incorporation and the full text of said amended Article I shall hereby be as follows:

I.
NAME

The name of the corporation is Sona Development Corp.

ARTICLE TWO

The number of shares of the corporation outstanding at the time this amendment was approved and these actions ratified was 7,910,792; and the number of shares entitled to vote thereon was 7,910,792.

ARTICLE THREE

The number of shares voted to amend the corporation's Articles of Incorporation in favor of a change in the corporation's name was 4,219,522 with 0 votes against; the number of shares voted to approve a one for ten reverse (1:10) reverse split of the corporation's common stock was 4,219,122 with 400 votes against. The number of votes cast in favor of the amendment and the reverse split of the corporation's common stock by the stockholders was sufficient for approval of same.

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ARTICLE FOUR

The manner, in which any exchange, reclassification or cancellation of issued shares provided for in the reverse split shall be effected, is as follows:

At 5.00 p.m. Pacific Time, on the date of the filing of these Articles of Amendment to the Articles of Incorporation, all outstanding shares of common stock held by each holder of record on such date shall be automatically combined at the rate of one-for-ten (1:10) without any further action on the part of the holders thereof or this corporation. No fractional shares will be issued. All fractional shares for one-half share or more shall be increased to the next higher whole number of shares and all fractional shares of less than one-half share shall be decreased to the next lower whole number of shares, respectively.

ARTICLE FIVE

The manner in which such action effects a change in the amount of stated capital is as follows:

Article Four of these Articles of Amendment to the Articles of Incorporation empowers and directs the officers of the corporation to effectuate a one for ten (1:10) reverse split of the corporation's common stock without amending either the par value or the authorized stock structure of the corporation; such that the existing issued and outstanding 7,910,792 common shares par value $0.0001 shall become 791,079 common shares of $0.0001 par value.

The reverse split will have the effect of reducing stated capital by $712.

Dated October 18, 2002

/s/ Nora Coccaro

Nora Coccaro

President

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